EXHIBIT 99.1

Corvus Gold Announces Brand New Oxide Gold Discovery at the Lynnda Strip Target, 2.5 kilometres North of the Mother Lode Deposit with 44m @ 0.90 g/t Gold and 20m @ 0.74 g/t Gold within 197m @ 0.44 g/t Gold

VANCOUVER, British Columbia, July 16, 2020 (GLOBE NEWSWIRE) -- Corvus Gold Inc. (“Corvus Gold” or the “Company”) - (TSX: KOR, OTCQX: CORVF) announces it has received positive drilling results from its new Lynnda Strip target located approximately 2.5 kilometres to the north-northeast of the Mother Lode deposit and about half way between Mother Lode and AngloGold Ashanti’s Silicon project (Figure 1).  The Lynnda Strip mineralization is a combination of structurally and stratigraphically controlled oxide gold below approximately 150 metres of cover (Table 1).  Drill hole CH20-11 returned an oxide zone totalling 197m @ 0.44 g/t Gold including 44.2m @ 0.90 g/t Gold & 20m @ 0.74 g/t Gold.  Higher-grade intervals are associated with stockwork quartz veining hosted in volcanic rocks which is similar to the historic Bullfrog Mine and Corvus Gold’s YellowJacket gold deposits. Corvus Gold will be conducting a follow-up drill program to test the upper part of the system, which Corvus Gold projects to be higher grade.

The Lynnda Strip target has a distinctive geophysical signature as shown in data from Corvus Gold’s new AMT survey (Figure 2).  This same geophysical pattern occurs approximately 3.0 kilometres to the west of Lynnda Strip at Corvus Gold’s Twisted Canyon target, which also has a coincident surface gold anomaly.  Corvus Gold is working on a number of other targets generated by the Mother Lode Belt geophysical survey as well as follow-up work on drill results from Cat Hill and other targets tested in the North Bullfrog project area.

In addition, Corvus Gold has developed two new targets, Hidden Valley and East Prospector, on its new Snake Claims east of AngloGold Ashanti’s Silicon discovery.  These two areas have attractive alteration systems. At Hidden Canyon, Corvus has found surface vein occurrences indicative of the upper levels of productive gold systems like those found elsewhere in the Bullfrog Mining District (Figure 3).  Further follow-up work and drill targeting on these new Corvus Gold targets is ongoing.

Jeffrey Pontius, President and CEO of Corvus, said, “The ongoing new discovery exploration work across the Bullfrog Gold District continues to produce encouraging results, highlighting the potential of this re-emerging Nevada Gold District.  In addition, the large exploration programs initiated by surrounding major and mid-tier mining companies pursuing a number of other targets and discoveries punctuate this potential.  The initial results at Lynnda Strip suggest that the system could be amenable to open pit mining and heap leach processing.  Corvus is continuing with the evaluation of this exciting new discovery on its ground and the value it can bring to our shareholders as well as continuing to pursue our other new discoveries across the District on our large, 130 square kilometre, 100% owned land package.”

Figure 1.  Location of new Lynnda Strip and other targets in Mother Lode Belt, Nevada

Figure 1 is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/95a48e2d-4c02-457a-9c75-ea690a8f1ab5

Figure 2. East-West Lynnda Strip AMT resistivity line showing Lynnda Strip discovery and new Twisted Canyon target, three kilometres to the west

Figure 2 is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/e3b4644c-4bb0-4a54-ab07-e998d8be6b8e

Table 1
Lynnda Strip – New Discovery Drill Results

(Reported intercepts are not true widths as there is currently insufficient data to calculate true orientation in space. Mineralized intervals are calculated using a 0.1 g/t cut-off unless otherwise indicated below)

Drill Hole #	from (m)	to (m)	Interval (m)	Gold (g/t)	Silver (g/t)	Comment
CH20-011 AZ350, dip-70	263.7	460.3	196.6	0.44	n/a	total oxide zone
	263.7	283.5	19.8	0.74	n/a
inc	263.7	268.2	4.5	1.44	n/a	1 g/t cut
	341.4	406.9	65.5	0.45	n/a
inc	347.5	350.5	3.0	1.25	n/a	1 g/t cut
	417.6	460.3	44.2	0.90	n/a
inc	425.2	428.2	3.0	5.52	n/a	1 g/t cut

Figure 3.  Photos of Corvus Gold’s new Hidden Valley target northeast of AngloGold Ashanti’s Silicon project: 3a. Ron Largent (Chairman) & Jeff Pontius (CEO) at the new Hidden Valley target; 3b. Central Alteration Zone; 3c. High-level chalcedonic veining

Figure 3 is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/f32561d5-0dd4-4383-bf28-4291bb3822e0

Qualified Person and Quality Control/Quality Assurance

Jeffrey A. Pontius (CPG 11044), a qualified person as defined by National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), has supervised the preparation of the scientific and technical information that forms the basis for this news release and has approved the disclosure herein.  Mr. Pontius is not independent of Corvus, as he is the CEO & President and holds common shares and incentive stock options.

Carl E. Brechtel, (Nevada PE 008744 and Registered Member 353000 of SME), a qualified person as defined by NI 43-101, has coordinated execution of the work outlined in this news release and has approved the disclosure herein. Mr. Brechtel is not independent of Corvus, as he is the COO and holds common shares and incentive stock options.

The work program at Mother Lode was designed and supervised by Mark Reischman, Corvus’ Nevada Exploration Manager, who is responsible for all aspects of the work, including the quality control/quality assurance program.  On-site personnel at the project log and track all samples prior to sealing and shipping.  Quality control is monitored by the insertion of blind certified standard reference materials and blanks into each sample shipment.  All mineral resource sample shipments are sealed and shipped to American Assay Laboratories (AAL) in Reno, Nevada, for preparation and assaying.  AAL is independent of the Company.  AAL’s quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025:1999.  Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Finally, representative blind duplicate samples are forwarded to AAL and an ISO compliant third-party laboratory for additional quality control.  Mr. Pontius, a qualified person, has verified the data underlying the information disclosed herein, including sampling, analytical and test data underlying the information by reviewing the reports of AAL, methodologies, results and all procedures undertaken for quality assurance and quality control in a manner consistent with industry practice, and all matters were consistent and accurate according to his professional judgement.  There were no limitations on the verification process.
Mr. Scott E. Wilson, CPG (10965), Registered Member of SME (4025107) and President of Resource Development Associates Inc., is an independent consulting geologist specializing in Mineral Reserve and Mineral Resource calculation reporting, mining project analysis and due diligence evaluations.  He is acting as the Qualified Person, as defined in NI 43-101, and is the primary author of the Technical Report for the Mineral Resource estimate and has reviewed and approved the Mineral Resource estimate and the Preliminary Economic Assessment summarized in this news release.  Mr. Wilson has over 29 years of experience in surface mining, mineral resource estimation and strategic mine planning. Mr. Wilson is President of Resource Development Associates Inc. and is independent of the Company under NI 43-101.
Mr. Wilson, a qualified person, has verified the data underlying the information disclosed herein, including sampling, analytical and test data underlying the information by reviewing the reports of AAL, methodologies, results and all procedures undertaken for quality assurance and quality control in a manner consistent with industry practice, and all matters were consistent and accurate according to his professional judgement.  There were no limitations on the verification process.

Metallurgical testing on North Bullfrog and Mother Lode samples has been performed by McClelland Analytical Services Laboratories Inc. of Sparks Nevada (“McClelland”), McClelland is an ISO 17025 accredited facility that supplies quantitative chemical analysis in support of metallurgical, exploration and environmental testing using classic methods and modern analytical instrumentation.  McClelland has met the requirements of the IAS Accreditations Criteria for Testing Laboratories (AC89), has demonstrated compliance with ANS/ISO/IEC Standard 17025:2005, General requirements for the competence of testing and calibration laboratories, and has been accredited, since November 12, 2012. Hazen Research Inc. (“Hazen”), an independent laboratory, has performed flotation, AAO testing and cyanide leach testing on samples of sulphide mineralization from the YellowJacket zone and Swale area of Sierra Blanca, and roasting tests on Mother Lode flotation concentrate. Hazen holds analytical certificates from state regulatory agencies and the US Environmental Protection Agency (the “EPA”).  Hazen participates in performance evaluation studies to demonstrate competence and maintains a large stock of standard reference materials from the National Institute of Standards and Technology (NIST), the Canadian Centre for Mineral and Energy Technology (CANMET), the EPA and other sources.  Hazen’s QA program has been developed for conformance to the applicable requirements and standards referenced in 10 CFR 830.120 subpart A, quality assurance requirements, January 1, 2002. Pressure oxidation test work on Mother Lode concentrate samples was performed by Resource Development Inc. of Wheatridge, CO.

For additional details, see technical report entitled “Technical Report and Preliminary Economic Assessment for the Integrated Mother Lode and North Bullfrog Projects, Bullfrog Mining District, Nye County, Nevada”, dated November 1, 2018 and amended on November 8, 2018, with an effective date of September 18, 2018 on the Company’s profile at www.sedar.com.

About the North Bullfrog & Mother Lode Projects, Nevada

Corvus controls 100% of its North Bullfrog Project, which covers approximately 90.5 km2 in southern Nevada.  The property package is made up of a number of private mineral leases of patented federal mining claims and 1,134 federal unpatented mining claims.  The project has excellent infrastructure, being adjacent to a major highway and power corridor as well as a large water right. The Company also controls 445 federal unpatented mining claims on the Mother Lode project which totals approximately 36.5 km2 which it owns 100%.  The total Corvus 100% land ownership now covers over 127 km2, hosting two major new Nevada gold discoveries.

Effective as of September 18, 2018, the combined Mother Lode and North Bullfrog Projects contains a Measured Mineral Resource for the mill of 9.3 Mt at an average grade of 1.59 g/t gold, containing 475 k ounces of gold and Indicated Mineral Resources for the mill of 18.2 Mt at an average grade of 1.68 g/t gold containing 988 k ounces of gold and an Inferred Mineral Resource for the mill of 2.3 Mt at an average grade of 1.61 g/t gold containing 118 k ounces of gold.  In addition, effective as of September 18, 2018, the project contains a Measured Mineral Resource for oxide, run of mine, heap leach of 34.6 Mt at an average grade of 0.27 g/t gold containing 305 k ounces of gold and an Indicated Mineral Resource for, oxide, run of mine, heap leach of 149.4 Mt at an average grade of 0.24 g/t gold containing 1,150 k ounces of gold and an Inferred, oxide, run of mine, heap leach Mineral Resource of 78.7 Mt at an average grade of 0.26 g/t gold containing 549 k ounces of gold.

About Corvus Gold Inc.

Corvus Gold Inc. is a North American gold exploration and development company, focused on its near-term gold-silver mining project at the North Bullfrog and Mother Lode Districts in Nevada.  Corvus is committed to building shareholder value through new discoveries and the expansion of its projects to maximize share price leverage in an advancing gold and silver market.

On behalf of
Corvus Gold Inc.

(signed) Jeffrey A. Pontius
Jeffrey A. Pontius,
President & Chief Executive Officer

Contact Information:	Ryan Ko
Investor Relations
Email: info@corvusgold.com
Phone: 1-844-638-3246 (toll free) or (604) 638-3246

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation.  All statements, other than statements of historical fact, included herein, including, without limitation, statements regarding the potential for higher grades; advancement and development of our Mother Lode project and the expansion of our drill program; plans for drilling; expectations of and potential for additional resources or mineralization; expectations regarding the potential for future open-pit and underground mining; expectations for types of mineralization; updates on the development progress at the Mother Lode project; the potential for new deposits and discoveries and expected increases in a system’s potential; expectations regarding the potential expansion of the Bullfrog mining district; anticipated content, commencement and cost of exploration programs, anticipated exploration program results, are forward-looking statements.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2019 filed with certain securities commissions in Canada and the Company’s most recent filings with the United States Securities and Exchange Commission (the “SEC”).  All of the Company’s Canadian public disclosure filings in Canada may be accessed via www.sedar.com and filings with the SEC may be accessed via www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.